EXHIBIT 10.22


                         PROPERTY MANAGEMENT AGREEMENT

THIS AGREEMENT is made effective as of the 1st day of January, 1996 between Equity One, Inc., having an address at 777 17th Street Penthouse Suite, Miami Beach, Florida 33139, (hereinafter referred to as the "Owner"), and Global Realty & Management, Inc., having an address at 777 17th Street, Penthouse Suite. Miami Beach, Florida 33139 (herein after referred to as the "Manager"), whereas the Owner appoints the Manager as Agent for Management *(See Attached) (hereinafter referred to as the "Property"), having an address at **(See Attached).

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises an agreements hereinafter set forth an for other good and valuable consideration, the receipt of which is hereby acknowledged, the Owner and the Manager covenant and agree as follows:

                                  WITNESSETH:

1. APPOINTMENT OF THE MANAGER AS AGENT FOR MANAGEMENT OF THE PROPERTY:

The Owner hereby appoints the Manager (and the Manager or Assignee hereby accepts such appointment), as the Owner's Agent for the management of the Property and delegates to the Manager (and the Manager hereby accepts such delegation), the following rights and obligations:

   The right and obligation to manage and supervise, through one or more employees of the Manager, the Property in the manner and under the terms and conditions hereinafter more particularly set forth. The services to be provided by the Manager hereunder shall include, but shall not be limited to, negotiating for the renting of vacant local tenant space (as hereinafter defined) at the Property, executing such leases for local tenant space as Managing Agent on behalf of Owner, and renewing expiring leases of local tenant space on such terms and conditions as Owner shall approve.

2. OTHER SERVICES TO BE PERFORMED BY MANAGER:

A. All acts performed by the Manager as permitted under this agreement shall be done as the Agent of the Owner and shall be subject to the Owner's supervision and control. Any expenses reasonably incurred by the Manager on behalf of the Owner for the actual Operating Expenses of managing the Property are subject to reimbursement and shall be paid to the Manager within thirty (30) days after they are incurred.

   i. The Manager shall be liable for its own expenses in administering this Agreement and for its own office overhead, including but not limited to the following: expenses for office equipment; expenses for office supplies of the Manager; any overhead expenses of the Manager incurred in its general offices in Florida; and salaries of any executives or supervisory employees of the Manager.

   ii. The Owner shall reimburse to the manager postage and long-distance telephone charges directly related to the Management of the Property.

B. The Manager shall investigate, hire, train, pay, supervise, and discharge the personnel necessary to be employed in order to properly maintain the property. Such personnel shall in every instance be deemed employees of the Manager and not the Owner, and Owner shall have no right to supervise or direct such employees. Nothing contained in this Agreement shall be deemed to constitute a joint venture between the Owner and the Manager or to cause the Manager to be responsible in any way for the debts or obligation of the Owner or any other party (but nothing contained herein shall effect the Manager's responsibility to transmit

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payments for the account of the Owner as provided herein), it being the intention of the parties that the only relationship hereunder is that of agent and principal, and the Manager shall not represent to anyone that its relationship to the Owner is other than that set forth herein. The Manager shall not be liable, responsible or accountable in damages or otherwise to the owner for any acts performed by it in good faith and within the scope of this Agreement. The Manager shall, however, be liable for such actions to the extent they are attributable to gross negligence, malfeasance, misappropriation, willful default or fraud by the Manager, its servants, employees, representatives and personnel. The Manager does hereby indemnify and shall hold the Owner harmless from any liability or damage to the Owner or the Property resulting from negligence, malfeasance, misappropriation, willful default, fraud, or act done without the scope of this Agreement by Manager, its servants, employees, representatives, and personnel.

C. The Manager shall make, in the Owner's name or in the Manager's name as agent for the owner, contracts for water, electricity, gas, telephone, vermin extermination, trash removal, janitorial services and other services deemed by the Manager to be necessary or advisable for the operation of the Property. The Manager shall also place orders (in the Owner's name or in the Manager's name as agent for the Owner) for such equipment, tools, appliances, materials and supplies as are reasonable and necessary to properly maintain the Property. In no event, however, shall the Manager enter into any service contract or agreement related to the Property, or purchase such equipment, etc., which is not part of any prior approved budget, in excess of $2000.00, without the prior written consent of the Owner.

D. The Manager shall make, in the Owner's name or in the Manager's name, as Agent for the Owner, contracts for the maintenance of the buildings, appurtenances and ground of the Property in accordance with standards of comparable projects in ***(See Attached) County, Florida, including within such maintenance, without limitation thereof, interior and exterior cleaning, painting and decorating, plumbing, carpentry and such other normal maintenance and repair work as may be necessary and desirable; provided, however, that unless there is immediate danger to life or property the Manager shall not incur or otherwise agree to pay any expense in excess of $2000.00 which is not part of any prior approved budget, without the prior written consent of the Owner. The Manager shall promptly notify the Owner of any and all orders or violations of any governmental authority having jurisdiction over the Property or by any Board of Fire Underwriters or similar body. Any services including, but not limited to, supervision of fire restoration, major rehabilitation, or structural modifications shall not be obligations of the Manager under the Agreement unless the Owner and the Manager mutually agree on the Manager's responsibilities and compensation for such additional services.

E. The Manager shall, on behalf of the Owner, collect all rent and other charges due from tenants from leases of rental space at the Property. Owner authorizes the Manager to request, demand, collect and receive all such rent and other charges and, upon the prior authorization from the Owner, to institute legal collection thereof and for the dispossession of tenants and other persons from the Property, and such expense may include the engaging of counsel approved by the Owner for any such matter.

   All rents and other income collected by the Manager from the Property shall be deposited into an account (hereinafter referred to as the "Account") in the Owner's name to be established at such bank as Owner shall direct. The Manager shall have the right to write checks against such Account during the Management Services Period (as against such Account during the Management Services Period (as hereinafter defined) to pay for the Operating Expenses of the Property (exclusive of debt service on any mortgages) required or permitted to be paid hereunder by Manager. The excess of all monies collected by the Manager over the Operating Expenses of the Property required or permitted to be paid by the manager under this Agreement shall remain in the Account or be forthwith permitted to the Owner at the Owner's direction.

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F. All required or appropriate insurance coverage for the Property shall be placed by the Owner with such companies in such amount, and with such beneficial interest appearing therein as shall be in conformity with the requirements of any mortgage of the Property and including rental insurance covering rents payable by tenants of the Property. The Manager shall promptly investigate and supply the Owner with a full and timely report as to all accidents, claims for damages relating to the ownership, operation and maintenance of the Property, and damages or destruction to the Property of which the Manager has notice or knowledge and the estimated cost of repair thereof.

3. RECORDS AND REPORTING:

A. The Manager shall maintain at the Property the regular business office of the Manager located at the address of the Manager as set forth above, separate Property books and journals and orderly files, containing rental records, insurance policies, lease agreements, correspondence, receipts, bills and vouchers, and all other documents and papers pertaining directly to the property or operation thereof.

B. The Manager shall provide the Owner with written monthly reporting statements in a format to be agreed upon by the Owner and the Manager but clearly showing the gross income and Operating Expenses from the Property.

C. The Manager shall deliver to the Owner, as soon as practical after the end of each calendar year, a statement of income and expenses of the Property, which statement shall be certified by an independent certified public accountant, if requested in writing by the Owner (at the expense of the Owner).

D. The Manager shall execute, and file punctually when due, all forms, reports, and returns required by law relating to employment of the personnel of the Manager.

E. The Manager shall notify the Owner of any action which the Manager has actual notice or knowledge as may be necessary to comply with any and all orders for requirements affecting the Property by any Federal, State, County, or Municipal authority having jurisdiction thereof, and order the Board of Fire Underwriters or other similar bodies, if and to the extent the Manager has actual notice or knowledge of which the Owner is not in compliance.

F. The Manager shall furnish to the Owner, upon receipt by the Manager, any and all legal notices received by the Manager affecting the Property, including without limitation, notices of violation of law or municipal ordinances or orders issued by any governmental authority or by any Board of Fire Underwriters or other similar body, all notices from any mortgagor claiming default in any mortgage on the Property, and other notices from any mortgagor not routine of nature.

4. MANAGEMENT AND OPERATIONS:

Subject to the conditions expressly set forth in this Agreement, the Manager is expressly authorized on behalf of the Owner to perform any management and operational functions normal or customary for the Manager of a real estate development similar to the Property. The Manager agrees to apply prudent business practices in managing the Property and to use the same care and diligence carrying out its responsibilities under this Agreement as if the Manager itself was the Owner of the Property.

5. COMPENSATION OF MANAGER:

For its services rendered pursuant to the Agreement (herein defined as the "Management Services"), the Manager shall receive a management fee equal to four percent (4%)*** of the minimum collected
__________
****

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rents (or proceeds of collected rental insurance proceeds, if applicable)
payable monthly, which fee will be payable to the Manager by the Owner in monthly installments from the Account in arrears on the first day of each month next proceeding the month in question during the Management Services Period. Manager shall be entitled to a commission equal to: two dollars ($2.00) per square foot under new leases for tenant space which are acceptable to Owner; one dollar ($1.00) per square foot for renewed leases; and ($2.00)**** per square foot for expired leases with no option to renew. Such commission shall be payable from the first month's rent under any such lease.

6. USE AND MAINTENANCE OF THE PROPERTY:

The Manager agrees that it will not knowingly permit the use of the Property for any purposes which might void any policy of insurance held by the Owner or which might render any loss thereunder uncollectible, or which might be in violation of any governmental restriction. It shall be the duty of the Manager at all time during the term of this Agreement to operate and maintain the Property according to the highest standards achievable. The Manager shall be expected to perform such other acts and deeds as are reasonable, necessary and proper in the discharge of its duties under this Agreement. All costs for correcting or complying with, all fines payable in connection with, and all orders of violation affecting the Property by any Governmental authority or Board of Fire Underwriters or other similar body shall be at the cost and expense of the Owner unless the same are caused by the Manager's malfeasance, gross negligence, or willful failure or refusal to perform it's obligations hereunder, in which case and to that extent such costs shall be borne by the Manager.

7. MANAGEMENT SERVICES PERIOD:

The Manager shall perform the Management services pursuant to this Agreement for the period commencing of the date first above written, and ending on January 1st. 1997 (the "Management Services Period").

This Agreement may, however, be terminated by the Owner in accordance with Paragraph 7(A) of this Agreement at any time during the Management Services period upon ten (10) days prior notice to the Manager, whereupon the Management Fee payable to the Manager, as described in Paragraph 5 above, shall be pro rated to the date of such earlier termination.

A. If Manager shall (i) steal any money from owner, or (ii) pay any money to any tenant of the Property as an inducement to such tenant to move its store to any other shopping center or entity controlled by him, then, in either of such event, the owner may terminate this Management Agreement as provided in Paragraph 7 above. For purposes of this Paragraph 7(A) honest errors and clerical errors do not constitute stealing, and nothing herein or otherwise set forth in this Agreement shall prohibit the manager from talking with or negotiating with tenants of the Property, or signing leases with or negotiating with tenants of the Property for any stores or space in other property owned by the Manager or any entity controlled by him.

8. NOTICE:

All notices, demands, consents, approvals and requests given by either party to the other hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, to the parties at the following address:

__________
****For East Bay Plaza, the Manager shall receive a Management Fee of One Thousand Seven Hundred ($1,700.00) Dollars and 00/100, and is entitled to a commission equal to two dollars ($2.00) per square foot under new leases for tenant space which are acceptable to Owner.
    For Mandarin Mini-Storage, the Manager shall receive a Management Fee equal to five percent (5%) of the minimum collected rents and sales payable monthly.

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        If to the Owner:        Equity One, Inc.
                                777 17th Street, Penthouse Suite
                                Miami Beach, FL 33139
                                Attention: Mr. Chaim Katzman

        If to the Manager:      Global Realty & Management, Inc.
                                777 17th Street, Penthouse Suite
                                Miami Beach, FL 33139
                                Attention: Mr. Doron Valero

Any party may at any time change its respective address by sending written notice to the other party of the change in the manner hereinabove prescribed. Notices shall be deemed to be given on the second business day after mailing.

9. MISCELLANEOUS:

A. If any term or provision of this Agreement, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such terms or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

B. The failure of the Owner and Manager to seek redress for any violation of, or insist upon the strict performance of, any term or condition of this Agreement shall not prevent a subsequent act by the Manager which would have originally constituted a violation of this Agreement by the Manager from having all the force and effect of an original violation. The owner may restrain any breach or threatened breach by the Manager of any term or condition herein and any particular remedy shall not preclude the Owner from any other remedy it might have against the Manager, whether at law or in equity. The failure by the owner to insist upon the strict performance of any of the terms or conditions of this Agreement or to exercise any right, remedy or election herein contained or permitted by law shall not constitute as a waiver or relinquishment for the future of such term, condition, right, remedy or election, but the same shall continue and remain in full force and effect.

   All rights and remedies that the Owner may have at law, in equity or otherwise upon breach of any term or condition of this Agreement, shall be in distinct, separate and cumulative rights and remedies and no one of them, whether exercised by the Owner or not, shall be deemed to be in exclusion of any other right or remedy of the Owner.

C. This Agreement contains the entire agreement between the parties hereto with respect to the matters herein contained and any agreement hereinafter made shall be ineffective to effect any change or notification in whole or in part, unless such agreement is in writing and signed by the manager and the Owner.

D. This Agreement shall be governed by and construed in accordance with the laws of the state of Florida.

E. This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto.

F. In the event of litigation arising out of this contract the prevailing party shall be entitled to any and all costs incurred due to such litigation, including reasonable attorney's fees.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be fully executed by their authorized representatives as of the date first above written.

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SIGNED AND SEALED IN THE PRESENCE OF:

------------------------------------      OWNER: EQUITY ONE, INC.


------------------------------------      /s/ CHAIM KATZMAN
                                          -------------------------------
                                          BY: Chaim Katzman, President

------------------------------------      MANAGER: GLOBAL REALTY &
                                          MANAGEMENT, INC.

------------------------------------      /s/ DORON VALERO
                                          --------------------------------
                                          BY: Doron Valero


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*Name of Property               **Address                        ***County

1. Atlantic Village             953-990 Atlantic Blvd.           Duval
                                Atlantic Beach,FL 32233

2. Bird Ludlam Shopping Center  6710-6848 Bird Road              Dade
                                Miami,FL 33155

3. Commonwealth Shopping        1020 Edgewood Ave and            Duval
   Center                       Commonwealth Ave
                                Jacksonville, FL 32254

4. East Bay Plaza               3665 East Bay Drive              Pinellas
                                Largo, FL 33641

5. Eustis Square                200-322 Ardice Avenue            Leon
                                Eustis, FL 32726

6. Ft. Caroline Trading Post    6060 Ft. Caroline Road           Duval
                                Jacksonville, FL 32211

7. Equity One (Epsilon)         300 Clematis,
                                Palm Beach, FL                   Palm Beach

8. Lake Mary Centre             3697 Lake Emma Road              Seminole
                                Lake Mary, FL 32746

9. Oak Hill Village             7628 103rd Street & Ricker Rd    Duval
                                Jacksonville, FL 32210

10. Parker Towne Centre         1105 East Park Road
                                Plano, TX                        Collin

11. Point Royale                19101-19191 South Dixie Hwy      Dade
    Shopping Center             Miami, FL 33157

12. Plaza Del Rey               10000 W. Flagler Street          Dade
                                & 102nd Ave
                                Miami, FL 33174

13. Mandarin Mini Storage       10601-37 San Jose Blvd.          Duval
                                Jacksonville, FL 32257

14. Gazit Meridian              777 17th Street                  Dade
                                Miami Beach, FL 33139

15. Four Corners                28519 Tomball Parkway            Harris
    Shopping Center             Tomball, TX 77375

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